Exhibit 99.1

                            [Denmans.com, Inc. Logo]
                       News Release for Immediate Release

Denmans.com, Inc. Announces Termination of Current Business Operations.

Los Angeles, CA - January 16, 2001 - Denmans.com, Inc. (OTC BB - DNMN; http://www.dnmn.com), a leading online jeweler (http://www.denmans.com), regrets to announce that it has closed its website and ceased its current operations. Despite the Company's accomplishments and acclimations to date, it is unable to obtain additional funding to enable it to continue operations.

The Board of Directors of Denmans.com, Inc. has decided that it is in the best interests of the corporation to terminate its current business activities and to explore strategic alternatives for the Registrant, which may include a merger, asset sale, investment in the Registrant or another comparable transaction or a financial restructuring and financings. As a result, the Company's website has ceased operations and all employees of the Company's subsidiaries, Denmans Jewelry (Canada) Inc. and Denmans Jewelry (USA) Inc. have been given job elimination notices.

Denmans will go through an immediate reorganization in order to enable the Comapany to continue to pursue Merger and Acquisition Opportunities as set out by the Company's Press Release of December 28, 2000. As part of the reorganization, Denmans.com, Inc. has accepted the resignations of Terry G. Bowering, Nancy Pier Sindt, Brigette von Engelbrechten and Drew C. Parker from the Board of Directors. In addition, the Company has accepted the resignation of Kurt S. Dohlen from the office of President and Chairman of the Board. Douglas
N. Bolen has assumed these positions.

All inquiries should be directed to the Company at:

1140 West Pender Street, Suite 1620
Vancouver, British Columbia, Canada, V6E 4G1
(604) 684-9461
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934, including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding the size of the Company's market opportunities in various segments, the demand for jewelry goods on the Internet and the Company's relative competitive position. All forward-looking statements are based upon information available to the Company as of the date of the statement, and the Company assumes no obligation to update any such forward-looking statement. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, the Company's limited operating history, which makes forecasting difficult; the Company's ability to achieve sales growth that exceeds growth in operating expenses; seasonal fluctuations in purchases of jewelry goods; the Company's ability to plan for customer demand, source product and adjust inventory levels accordingly; customer interest in the purchase of new categories of jewelry goods on the Internet; the failure of systems associated with order fulfillment; changes in product mix; continued competitive factors and pricing pressures; and market responses to pricing actions and promotional programs. Actual results could differ materially from the Company's current expectations. Further information on the factors and risks that could affect the Company's financial results are included in its filings with the Securities and Exchange Commission, including the quarterly reports.

FOR MORE INFORMATION, PLEASE CONTACT:

Douglas N. Bolen, President, dbolen@denmans.com